Exhibit 99.1

Littlefield Corporation Announces Record Q2 2009 Revenue

AUSTIN, Texas--(BUSINESS WIRE)--July 29, 2009--Littlefield Corporation (OTCBB: LTFD) today announced results for the second quarter of 2009. The Company achieved a record level of revenue from continuing operations which increased 14% over the prior year; the new record was attributed to the contribution of seven acquired halls coupled with continued relatively stable performance throughout its regional bingo operations in Texas, South Carolina, Alabama and Florida.

The Company’s income from continuing operations improved by approximately $170,000 over the prior year. The earnings improvement represented the impact of the record revenue in conjunction with company-wide restructuring initiatives.

In April 2009, the Company sharpened its strategic focus on its Entertainment business through the sale of Premiere Tents & Events; this was the final transaction in the disposition of Littlefield Hospitality which had included units engaged in catering and party rentals.

The Company’s Entertainment segment is referred to as “continuing” operations and the Hospitality segment as “discontinued” operations in this report.

The Q2 2009 results include approximately $666,000 of notable items: $378,000 of expense associated with the start-up of new halls and re-openings at halls in Texas, $165,000 of legal expense for South Carolina, Florida, Texas and its Furtney litigation and $123,000 for non-cash stock-based compensation. The Company is working to reduce the negative impact of the Texas start-up operations and its legal fees should be more manageable with the recently reported South Carolina settlement. The Company expects the Furtney litigation to conclude this calendar year.

The Q2 2008 earnings included approximately $685,000 of notable items: $442,000 of expense from Texas start-ups and re-openings, $231,000 from legal expense related to South Carolina and Texas and Furtney litigation and $12,000 for non-cash stock-based compensation expense.

HIGHLIGHTS

Highlights of the second quarter compared to the prior year follow; for comparability these have been adjusted to exclude the Hospitality segment which is classified as discontinued operations:

  Total consolidated Q2 2009 revenue was a record $2,378,480, up $287,031 or 14% from last year.
  Total consolidated Q2 2009 gross profit including the noted items was $574,563, up $199,537 or 53% versus 2008 mainly from the contribution of acquisitions in South Carolina mentioned above and the effect of restructuring actions taken including the closure of certain under-performing halls in Texas. Excluding the effects of start-up activities gross profit was $952,085, up $135,449 or 17% over the prior year.
  Income from continuing operations including the effects of hall start-ups and legal expenses described above was a loss of $333,294, a $169,580 improvement over the prior year loss from continuing operations of $502,874. Excluding the noted items, Q2 2009 income from continuing operations was $332,409 compared to income from continuing operations of $181,957 in Q2 2008.
  Income from discontinued operations in Q2 2009 was $381,534, mainly reflecting a gain on sale of Premiere, Tents & Events unit assets.

The following report is based upon unaudited financial statements.

REVENUE

	Q2 2009	Q2 2008	Variance	% Change
LTFD Corporation	$2,378,480	$2,091,449	$287,031	14%
Entertainment	2,358,525	2,064,121	294,404	14%
Other	19,955	27,328	($7,373)	NM

Entertainment revenue was largely affected favorably by the contribution of revenue from a net of seven halls acquired since the beginning of last year in South Carolina and Florida; a total of nine halls were acquired and two under-performing halls were closed. Other revenue reflects ancillary revenue not included in the Entertainment segment.

The trend of quarterly year-over-year revenue changes has been as follows:

TREND OF REVENUE CHANGES	Q1 2004	Q2 2004	Q3 2004	Q4 2004	Q1 2005	Q2 2005	Q3 2005	Q4 2005
Entertainment	(6%)	1%	15%	11%	10%	5%	(1%)	14%
TREND OF REVENUE CHANGES	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007	Q3 2007	Q4 2007
Entertainment	21%	18%	12%	7%	7%	9%	17%	(2%)

TREND OF REVENUE CHANGES	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Q1 2009	Q2 2009
Entertainment	(4%)	(5%)	(2%)	(12%)	25%	14%

The trend of revenue changes correlates closely with the recessionary trends of the American economy and the effect of renovations and start-up of halls in Texas. Though revenues have begun to improve in Q4 2008 and thereafter, it is important to remember the Company made several acquisitions which have contributed to the growth of revenues.

GROSS PROFIT

	Q2 2009	Q2 2008	Variance	% Change
LTFD Corporation	$574,563	$375,026	$199,537	53%
Entertainment	554,608	347,915	206,693	59%
Other	19,955	27,111	($7,156)	NM
Gross profit % excluding start-up activities	41%	40%
Gross profit %	24%	18%

The Entertainment gross profit increase was mainly attributed to the acquisitions described above, certain hall closures, cost reductions including a reduction of staff associated with the discontinued halls.

CORPORATE OVERHEAD

	2009	2008	Variance	% Change
SECOND QUARTER	$526,572	$514,490	12,082	2%

For the quarter, the corporate overhead expense excluding depreciation and the noted items was approximately equal to the prior year. The net increase reflected a staff reduction offset by certain compensation changes. Corporate overhead does not include depreciation of $27,057 in Q2 2009 and $32,116 in Q2 2008. This is consistent with past presentation of this information.

INCOME (LOSS) and BASIC EPS FROM CONTINUING OPERATIONS

	2009	2008	Variance
Q2 Income (Loss) excluding noted items	$332,409	$181,957	$150,452
Q2 Income (Loss)	($333,294)	($502,874)	$169,580
Q2 Basic Earnings (Loss) per share	($0.02)	($0.03)	$0.01
Q2 Basic weighted average shares outstanding	17,512,788	16,737,669	775,119

The improvements in continuing operations reflect the gross profit improvements noted above.

NET INCOME (LOSS) and BASIC EPS (INCLUDING DISCONTINUED OPERATIONS)

	2009	2008	Variance
Q2 Net Income (Loss)	$48,240	($11,998)	$60,238
Q2 Basic Earnings (Loss) per share	$0.00	($0.00)	$0.00
Q2 Basic weighted average shares outstanding	17,512,788	16,737,669	775,119

Jeffrey L. Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:

“Our Entertainment segment has been resilient in a challenging environment achieving a record level of revenue again this quarter. Acquisitions and restructuring actions taken continue to contribute favorably to the Company’s performance. We remain focused on initiatives to improve our margins through both operational savings as well as revenue growth. Barring unforeseen changes I am optimistic the favorable trends will continue.

I would like to thank the employees of the Company for their continued dedication and undeterred efforts to achieve these results in the face of these challenging economic conditions.

I look forward to answering your questions during the Conference Call on Friday.”

Earnings will be discussed in a conference call on Friday, July 31, 2009, at 11:00 AM CDT. Interested parties may participate by calling 877-407-9205 and requesting the Littlefield Earnings Conference Call.

Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company’s performance in a single quarter or the individual opinions of any member of the Company’s management in making their individual investment decisions.

In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company’s Securities and Exchange Commission filings and reports.

CONTACT:
Littlefield Corporation
Cecil Whitmore, 512-476-5141
Investor Relations
Fax: 512-476-5680
cwhitmore@littlefield.com